Richardson Electronics, Ltd. SD	Exhibit 1.01

Conflict Minerals Report

Richardson Electronics, Ltd. ("we," "us," "the Company" and "our") has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2025 in accordance with Rule l3p-l under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the "Conflict Minerals Rule"). The date of filing of this Conflict Minerals Report is May 15, 2026.

"Conflict Minerals" are defined columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as "intend" and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) internal resource constraints and (3) political and regulatory developments, whether in the Democratic Republic of the Congo ("DRC") region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Product Status Summary

For calendar year 2025, we determined four materials used in our manufacturing process contain conflict minerals. Tantalum is used by a healthcare supplier, tin is used in our plating and soldering operations, thoriated tungsten is used as a filament in one particular glass tube and gold is used in our assemblies that are supplied to the semiconductor industry.

Due Diligence Program Design

We designed our due diligence measures relating to Conflict Minerals to conform with, in all material respects, the criteria set forth in the Organization for Economic Cooperation and Development's (the "OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, as supplemented by the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (collectively, the "OECD Guidance").

According to its website, the mission of the OECD is to promote policies that will improve the economic and social well-being of people around the world; and the OECD provides a forum in which its member countries and other constituencies can work together to share experiences and seek solutions to common problems.

The OECD Guidance is a collaborative government-backed multi-stakeholder initiative on responsible supply chain management of minerals from conflict-affected areas. Its objective is to help companies respect human rights and avoid contributing to conflict through their mineral sourcing practices. The OECD Guidance also is intended to cultivate transparent mineral supply chains and sustainable corporate engagement in the mineral sector with a view to enabling countries to benefit from their natural mineral resources and preventing the extraction and trade of minerals from becoming a source of conflict, human rights abuses and insecurity. While not legally binding, the adoption of the OECD Guidance at the ministerial level by the OECD reflects the common position and political commitment of OECD members and non-members adhering to the OECD Declaration on International Investment and Multinational Enterprises.

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements:

l. Establish strong company management systems ("Step One");

2. Identify and assess risk in the supply chain ("Step Two");

3. Design and implement a strategy to respond to identified risks ("Step Three");

4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain ("Step Four"); and

5. Report on supply chain due diligence ("Step Five").

Our continued implementation of the OECD Guidance in respect to calendar year 2025 is discussed below.

Due Diligence Program Execution

In regard to our Conflict Minerals due diligence, we performed the following due diligence measures in respect to calendar year 2025. These were not all of the measures that we took in furtherance of our Conflict Minerals Policy (as defined below) and Conflict Minerals compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance.

1.
OECD Guidance Step One: "Establish strong company management systems”

a. We previously adopted and communicated to our suppliers and the public a company policy statement (the "Conflict Minerals

Policy") for the supply chain of Conflict Minerals. The Conflict Minerals Policy includes, but is not limited to, our expectations that our suppliers share our philosophy and are buying from conflict-free sources.

b. We developed a questionnaire based on the Conflict Minerals Reporting Template developed by the Responsible Minerals

Initiative and Global e-Sustainability Initiative (“RMI/GeSI”) to identify smelters and refiners in our supply chain. We established procedures to maintain business records relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions.

c. Our terms and conditions with purchase orders to suppliers include language regarding compliance with the use of Conflict

Minerals. This language includes that the supplier acknowledges that products shipped pursuant to our purchase order that contain any Conflict Minerals were derived only from RMI/GeSI validated smelters. The language also stipulates that we have the right to return any products which violate this requirement.

2.
OECD Guidance Step Two: "Identify and assess risk in the supply chain"

a. Our employees determined which of our products were in scope for purposes of the Conflict Minerals Rule through product specifications, bills of material, supplier inquiries and other information known to us.

b. Our terms and conditions with purchase orders to suppliers include language regarding compliance with the use of Conflict

Minerals. This language includes an acknowledgment from the supplier that products shipped pursuant to our purchase order that contain any Conflict Minerals were derived only from RMI/GeSI validated smelters. This language also stipulates that we have the right to return any products which violate this requirement.

3.
OECD Guidance Step Three: "Design and implement a strategy to respond to identified risks"

We identified risks and discussed appropriate strategies to mitigate these risks. All of the appropriate personnel within supply chain and manufacturing were part of these discussions.

4.
OECD Guidance Step Four: "Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain"

The Company utilizes information made available by the Conflict-Free Sourcing Initiative in connection with independent third party audits of smelters and refiners within its supply chain. While the Company does not carry out independent third-party audits as contemplated by the OECD guidance, the Company reviews such information from time to time to assess and manage potential risks identified with respect to such smelters and/or refiners.

5.
OECD Guidance Step Five: "Report on supply chain due diligence"

We have filed a Form SD and this Conflict Minerals Report with the Securities and Exchange Commission and made available on our website the Form SD and this Conflict Minerals Report.